UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

ALION SCIENCE AND TECHNOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street, Chicago, IL 1750 Tysons Boulevard, Suite 1300, McLean, VA	60616 22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 567-4000

Registrant’s telephone number, including area code: (703) 918-4480

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Alion Science and Technology Corporation (“Alion” or the “Company”) determined that based on a March 31, 2010 valuation of the Company’s common stock presented to the Company’s Board of Directors on May 11, 2010, that it sold approximately 76,003 shares to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) at $28.00 per share (the “Per Share Price”) for aggregate proceeds of approximately $2.1 million. The share sale was completed as of March 31, 2010.

The Company also issued approximately 188,148 additional shares to the Trust, at an average price per share of $28.00 as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

The shares of common stock were offered and sold to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

March 31, 2010 Valuation

State Street Bank and Trust Company, the ESOP Trustee, retained an independent third-party valuation firm to help it determine (the “March 31 Price”). The March 31 Price was determined on May 5, 2010 and was presented to the Company’s Board of Directors on May 11, 2010. The valuation firm’s analysis included public company market multiples, discounted cash flows and transaction values and multiples for acquired companies similar to Alion. The Trustee determined an offering price of $28.00 per share for Alion’s common stock as of March 31, 2010. The $28.00 share price will remain in effect until September 30, 2010, the next scheduled valuation date at the end of the Company’s standard six-month valuation period.

The following key factors contributed to the ESOP Trustee’s decision to select $28.00 as the price per share: (a) median market-based EBITDA pricing multiples decreased; (b) Adjusted EBITDA decreased approximately 1.7% for the twelve months ended March 31, 2010 compared to the twelve months ended September 30, 2009; (c) the market value of the Company’s debt increased between September 30, 2009 and March 31, 2010; (d) increased cash on hand; and (e) the dilutive impact of warrants issued by the Company decreased.

The valuation firm prepared a written report, exclusively for the ESOP Trustee’s use in administering the ESOP. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between the valuation firm, the ESOP Trustee and the Company. The valuation firm relied on the accuracy and completeness of the information it reviewed, including financial projections prepared by the Company’s management. There is no assurance that, with respect to future valuations, the valuation firm used or any other financial adviser the ESOP Trustee might choose would utilize the same processes or methods in future valuations of Alion common stock or that such advisor(s) would reach conclusions similar to those contained in the current report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2010

ALION SCIENCE AND TECHNOLOGY
CORPORATION

By: /s/ Michael J. Alber
Name: Michael J. Alber
Title: Chief Financial Officer

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